UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): August 15, 2006

FLUSHING FINANCIAL CORPORATION.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-24272	11-3209278
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

1979 MARCUS AVENUE, SUITE E140
LAKE SUCCESS, NEW YORK	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (2718) 595−3000

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.  Entry into Material Definitive Agreement.

Flushing Savings Bank, FSB (the “Bank”) has made several changes to its retirement programs by action of the Bank’s Board of Directors and Compensation Committee at a meeting held August 15, 2006. Effective September 30, 2006, the Bank’s Retirement Plan, a defined benefit pension plan, will be frozen so that no further benefits will accrue under the Retirement Plan after that date. Effective October 1, 2006, the Bank will add a new program to its 401(k) Plan (the “Defined Contribution Retirement Program”) and will add a new non-qualified defined contribution plan (the “Non-Qualified Plan”).

Under the Defined Contribution Retirement Program, the Bank will make an annual contribution equal to 4% of each eligible participant’s base salary (pro rated for the period October 1, 2006 to December 31, 2006). This contribution will vest over one to five years of service (or upon retirement, death, disability or a change of control) and it will initially be invested in Flushing Financial Corporation (“FFC”) common stock, although participants will be able to change the investment at any time.

The new Non-Qualified Plan is intended to make up for any contributions that could not be made to the Bank’s 401(k) Plan and the FFC Profit Sharing Plan because of the Internal Revenue Code Section 415 limit on annual additions. (This limit, which is adjusted periodically for inflation, is $44,000 for 2006.) For any participant affected by this limit, the Bank will contribute an amount equal to the additional contributions that would have been made for the participant under the Bank’s 401(k) Plan and the FFC Profit Sharing Plan but for this limit. These contributions will be made to a “rabbi trust” and invested in “phantom shares” of FFC common stock. The vesting provisions under the Non-Qualified Plan will be the same as under the new Defined Contribution Retirement Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2006

FLUSHING FINANCIAL CORPORATION

By:	/s/ Anna Piacentini
Name: Anna Piacentini
Title: Senior Vice President